Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RLI Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-01637, 333-28625, 333-75251, 333-117714, 333-124450, 333-125354, and 333-166614) on Form S-8 of RLI Corp. of our reports dated February 27, 2013, with respect to the consolidated balance sheets of RLI Corp. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of RLI Corp.

As discussed in note 1C to the consolidated financial statements, the Company has changed its method of accounting for the costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2013

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